Exhibit 99.1

Lilis Energy, Inc.

1900 Grant Street, Suite #720

Denver, CO 80203

September 29, 2014

T.R. Winston & Company

As representative for the Holders

set forth below
1999 Avenue of the Stars #2550

Los Angeles, CA 90067

Re:      8% Senior Secured Debentures

Reference is made to that certain Securities Purchase Agreement, dated as of February 2, 2011, as amended (the “Original Purchase Agreement”), between Lilis Energy, Inc. f/k/a Recovery Energy, Inc. (the “Company”) and certain holders, including the parties listed as Holders on the signature pages hereto (the “Holders”); that certain Securities Purchase Agreement, dated as of March 19, 2012, as amended, between the Company and certain holders, including certain of the Holders (the “Second Purchase Agreement”); that certain Securities Purchase Agreement, dated as of June 18, 2013, between the Company and certain holders, including certain of the Holders (the “Third Purchase Agreement” and together with the Original Purchase Agreement and the Second Purchase Agreement, the “Purchase Agreements”); those certain 8% Senior Secured Convertible Debentures due January 15, 2015, as amended, issued pursuant to the Original Purchase Agreement (the “Original Debentures”); those certain 8% Senior Secured Convertible Debentures due January 15, 2015, as amended, issued pursuant to the Second Purchase Agreement (the “Second Debentures”); and those certain 8% Senior Secured Convertible Debentures due January 15, 2015, as amended, issued pursuant to the Third Purchase Agreement (the “Third Debentures” and together with the Original Debentures and the Second Debentures, the “Debentures”).

The terms of the Debentures provide for optional acceleration of amounts due thereunder and certain other obligations in the event of a default by the Company under any material agreement, and in particular provide for optional acceleration in the event the Company fails to consummate that certain Settlement Agreement entered into between the Company and Hexagon, LLC (“Hexagon”) as of May 30, 2014 (the “Settlement Agreement”). The Debentures further provide that acceleration may be rescinded and annulled by Holder at any time prior to full payment under the Debentures.

Although the Company failed to meet its obligations to Hexagon under the Settlement Agreement and otherwise, the Company and Hexagon have entered into a revised settlement agreement (the “New Settlement Agreement”), pursuant to which all existing indebtedness of the Company to Hexagon has been fully extinguished.

The Company requests each Holder to waive, pursuant to Section 9(e) of the Debentures, any Event of Default (as defined in the Debentures) that may have occurred prior to the date hereof, including, without limitation, with respect to the Hexagon debt, and to rescind and annul, pursuant to Section 8(b) of the Debentures, any acceleration or right to acceleration that may have been triggered thereby (the “Waiver”).

In exchange for the Waiver, the Company hereby agrees that TRW, as representative for the Holders, shall have the right to nominate two (2) qualified individuals to serve on the board of directors of the Company (the “Board”). Following TRW’s nomination of such individuals, the Board will evaluate the overall qualifications, background and experience of each such individual. If, following such evaluation, one or more of the proposed nominees is not selected for appointment by the Board, TRW shall be entitled to nominate a replacement (or replacements). The credentials of such proposed replacement(s) shall be promptly reviewed by, and he or she shall be promptly interviewed by the Board and, subject to the Board’s approval, such person shall be promptly appointed to the Board. Furthermore, the Board agrees to nominate those directors appointed pursuant to this paragraph for re-election by the Company’s shareholders at its 2014 annual meeting, it being understood that nomination thereafter shall be subject to ordinary nomination procedures as set forth in the Company’s charter, bylaws, and corporate governance policies as then in place.

To indicate your agreement with the above, and to express your consent to the Waiver, please execute this letter agreement in the space provided below. For the avoidance of doubt, the effectiveness of this letter agreement will be subject to and conditioned upon the execution hereof by each holder of Debentures.

This letter agreement shall be construed in accordance with and governed by the laws of the State of New York, excluding its conflict of laws rules. This letter agreement may be executed in any number of counterparts, each of which shall be considered an original. If the foregoing accurately sets forth our agreement, please so indicate by executing this letter in the space provided below.

Very truly yours,

/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

ACCEPTED AND AGREED

this 6th day of October, 2014

HOLDERS

T.R. Winston & Company, LLC, a Delaware limited liability company

/s/ G. Tyler Runnels
Name:	G. Tyler Runnels
Title:	Chairman & CEO

2

EZ Colony Partners, LLC, a Delaware limited liability company

/s/ Bryan Ezralow
Name:	Bryan Ezralow as Trustee of the Bryan
Ezralow 1994 Trust
Title:	Managing General Partner

Jonathan & Nancy Glaser Family Trust DTD 12/16/1998 Jonathan M. Glaser and Nancy E. Glaser TTEES

/s/ Jonathan Glaser
Name:	Jonathan Glaser
Title:	Trustee

Wallington Investment Holdings, Ltd.

/s/ Pierre Caland
Name:	Pierre Caland
Title:	Director

Steven B. Dunn and Laura Dunn Revocable Trust DTD 10/28/10, Steven B. Dunn & Laura Dunn TTEES

/s/ Steven B. Dunn
Name:	Steven B. Dunn
Title:	Trustee

G. Tyler Runnels and Jasmine N. Runnels TTEES The Runnels Family Trust DTD 1-11-2000

/s/ G. Tyler Runnels
Name:	G. Tyler Runnels
Title:	Trustee

EMSE, LLC, a Delaware limited liability company

/s/ Bryan Ezralow
Name:	Bryan Ezralow
Title:	Manager